                                                                      EXHIBIT 12

                        COEUR D'ALENE MINES CORPORATION
                                 CALCULATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                        YEAR ENDED DECEMBER 31
                               -------------------------------------------------------------------------
                                   1991           1992            1993           1994           1995
                               ------------    -----------    ------------    -----------    -----------
FIXED CHARGES
Interest expense............   $  1,544,433    $   912,915    $  4,820,251    $10,444,761    $ 8,788,168
Interest capitalized........      2,209,213      2,994,716       3,928,846      4,242,689      7,266,413
Amortization of public
  offering costs............        163,594        183,858         544,323        954,320        957,799
Amortization of capital
  lease costs...............         25,444         25,444          25,444         25,444         57,750
Portion of rent expense
  representative of
  interest..................        330,707        317,691         290,832        215,487        220,303
                               ------------    -----------    ------------    -----------    -----------
TOTAL FIXED CHARGES.........   $  4,273,391    $ 4,434,624    $  9,609,696    $15,882,701    $17,290,433
                                ===========     ==========     ===========     ==========     ==========
EARNINGS
Income (Loss) from
  continuing operations
  before taxes..............   $(16,501,648)   $(5,721,171)   $(17,973,517)   $(5,000,802)   $(1,057,590)
Fixed charges per above.....      4,273,391      4,434,624       9,609,696     15,882,701     17,290,433
Less interest capitalized...     (2,209,213)    (2,994,716)     (3,928,846)    (4,242,689)    (7,266,413)
Current period amortization
  of capitalized interest...            -0-            -0-             -0-            -0-            -0-
                               ------------    -----------    ------------    -----------    -----------
                               $(14,437,470)   $(4,281,263)   $(12,292,667)   $ 6,639,210    $ 8,966,430
                               ------------    -----------    ------------    -----------    -----------
Earnings insufficient to
  cover fixed charges.......   $ 18,710,861    $ 8,715,887    $ 21,902,363    $ 9,243,491    $ 8,324,003
                                ===========     ==========     ===========     ==========     ==========
Ratio of earnings to fixed
  charges...................        *               *              *               *              *
                                ===========     ==========     ===========     ==========     ==========

---------------

* Coverage ratio of less than 1.0